Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of SYNNEX Corporation for the registration of 44,000,000 shares of its Common Stock and to the incorporation by reference therein of our report dated April 16, 2021 with respect to the consolidated financial statements of Tiger Parent (AP) Corporation and subsidiaries which are comprised of the consolidated balance sheets as of January 31, 2021 (Successor) and January 31, 2020 (Predecessor), and the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows from July 1, 2020 to January 31, 2021 (Successor), and February 1, 2020 to June 30, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and 2019 (Predecessor) included in the SYNNEX Corporation Definitive Proxy Statement on Schedule 14A filed on June 9, 2021 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

September 2, 2021